Exhibit 99.1

FIRST US BANCSHARES, INC. ELECTS NEW DIRECTOR

BIRMINGHAM, AL (August 28, 2025) – First US Bancshares, Inc. (the “Company”) (Nasdaq: FUSB) announced today that the Company’s Board of Directors has elected Nathan Gordon as a director of the Company and its subsidiary, First US Bank (the “Bank”), effective August 27, 2025. Mr. Gordon will serve on the Asset/Liability Committee, Retail, Operations, and Compliance Committee, and the Information Technology Steering Committee of the Board of Directors of the Bank (the “Bank Board”).

Mr. Gordon graduated Summa Cum Laude from Auburn University with an accounting degree in 2008. He also obtained a Masters of Accountancy from Auburn University in 2009. In 2012, Mr. Gordon received a Juris Doctorate from Cumberland School of Law at Samford University in Birmingham and was admitted to the Alabama State Bar.

Mr. Gordon currently is an attorney with Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C. in Birmingham, Alabama and is a shareholder in the firm’s Corporate Group. Mr. Gordon has over thirteen years of experience in corporate law, mergers and acquisitions, real estate transactions, tax law, securities law, estate planning and administration, and general business law.

Mr. Gordon is actively involved in a number of community organizations, including the Albert Schweitzer Fellowship in Birmingham, Alabama, where he serves on the board of directors.

About First US Bancshares, Inc.

First US Bancshares, Inc. is a bank holding company that operates banking offices in Alabama, Tennessee, and Virginia through First US Bank. The Company files periodic reports with the U.S. Securities and Exchange Commission (the “SEC”). Copies of its filings may be obtained through the SEC’s website at www.sec.gov or at www.firstusbank.com. More information about the Company and the Bank may be obtained at www.firstusbank.com. The Company’s stock is traded on the Nasdaq Capital Market under the symbol FUSB.

James F. House

205-582-1200